SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2019

Precision Therapeutics Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36790	33-1007393
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of principal executive offices)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of January 8, 2019, Carl Schwartz made an investment of $950,000.00 in Precision Therapeutics Inc. (the “Company”) and received an Amended and Restated Promissory Note in the original principal amount of $1,320,000.000 (the “Note”) and an Amended and Restated Common Stock Purchase Warrant (the “Warrant”). The Note and the Warrant amend and restate the promissory note and common stock purchase warrant issued to Dr. Schwartz in connection with his November 30, 2018 investment in the Company of $370,000.00.

The Note bears interest at the rate of eight percent (8%) per annum on the principal amount. The maturity date for the Note is January 8, 2020, and is the date upon which the principal sum, as well as any accrued and unpaid interest and other fees, shall be due and payable. The Note may be prepaid in whole or in part at any time, and upon certain financings, the Company is required to apply a portion of the proceeds to repayment of the Note.

As additional consideration for the investment, the Company issued the Warrant with an exercise price of $0.836 per share for the initial 221,292 shares that related to the November 2018 investment (the “First Tranche”) and an exercise price of $0.704 per share for the additional 742,188 shares (subject to increase as described below) relating to the current investment (the “Second Tranche”). The exercise price in each case is equal to 110% of the closing sale price of the common stock on the date of the applicable investment. Each tranche of the Warrant is exercisable beginning on the sixth month anniversary of the date of the related investment through the fifth year anniversary of the date of the related investment.

On February 1, 2019 and the first day of each calendar month thereafter while the Note and the Warrant remain outstanding, a number of additional shares will be added to the Second Tranche equal to (1) one-half percent (1/2%) of the outstanding principal balance of the Note on such date, divided by (2) the closing price of Common Stock on that date. The number of warrant shares will be subject to a share limit such that the total of (a) the 78,128 shares of Common Stock purchased by Dr. Schwartz on January 8, 2019, and (b) the total number of warrant shares (963,480 warrant shares as of January 8, 2019) may not exceed 2,818,350 shares (equal to 19.9% of the outstanding shares of Common Stock on January 8, 2019. If the Second Tranche cannot be increased as required herein due to the share limit, then in lieu of any such increase, the Company shall pay to Dr. Schwartz a cash amount equal to one-half percent (1/2%) of the principal balance of the Note in lieu of such increase.

In connection with the foregoing, Dr. Schwartz also purchased 78,125 shares of the Company’s common stock in a private investment for $50,000, representing a price of $0.64 per share, pursuant to a Subscription Agreement effective January 8, 2019 (the “Subscription Agreement”).

The foregoing description of the Note, the Warrant and the Subscription Agreement is qualified in its entirety by reference thereto, which are filed as Exhibits 4.1, 10.1 and 10.2 to this Current Report, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by reference thereto. Neither the shares sold to Dr. Schwartz pursuant to the Subscription Agreement nor any of the other securities issued to Dr. Schwartz, nor any of the shares issuable thereunder, were registered under the Securities Act of 1933, as amended (the “Securities Act”) at the time of sale, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For these issuances, the Company relied on the exemption from federal registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of such Securities has not and will not involve a public offering.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Common Stock Purchase Warrant issued to Carl Schwartz dated January 8, 2019

10.1	Amended and Restated Promissory Note issued to Carl Schwartz dated January 8, 2019

10.2	Subscription Agreement by and between Carl Schwartz and the Company dated January 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2019

PRECISION THERAPEUTICS INC.

By:	/s/ Bob Myers
Bob Myers
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Common Stock Purchase Warrant issued to Carl Schwartz dated January 8, 2019

10.1	Amended and Restated Promissory Note issued to Carl Schwartz dated January 8, 2019

10.2	Subscription Agreement by and between Carl Schwartz and the Company dated January 8, 2019